Exhibit 10.56

MAST THERAPEUTICS, INC.

DIRECTOR COMPENSATION POLICY

(adopted December 11, 2014)

Non-employee members of the board of directors (the “Board”) of Mast Therapeutics, Inc. (the “Company”) shall, beginning January 1, 2015, be eligible to receive cash and equity compensation as set forth in this Director Compensation Policy.  The cash compensation described in this Director Compensation Policy shall be paid automatically and without further action of the Board or any committee of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is eligible to receive such cash compensation, unless such Non-Employee Director declines the receipt of such cash compensation by written notice to the Company.  The equity compensation described in this policy shall not be granted automatically but shall require action by the Board, or a duly authorized committee of the Board, approving the equity award pursuant to the terms and conditions set forth herein.  This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board.  This Director Compensation Policy shall be administered and interpreted by the Board, in its sole and absolute discretion, and the Board retains full discretion to modify its terms or cancel it at any time.

1.Cash Compensation.

(a)Annual Retainers.  Non-Employee Directors shall be eligible to receive annual cash retainers as set forth below, payable in equal quarterly installments and in arrears after the end of each fiscal quarter in which the service occurred.  If a Non-Employee Director joins the Board or a committee of the Board or is appointed to serve as Chair of the Board (or Lead Independent Director) or chair of a committee of the Board effective as of a date other than the first day of a fiscal quarter, the applicable annual retainer(s) set forth below shall be pro-rated based on days served in the applicable fiscal year (based on a 365-day year), with the pro-rated amount paid for the fiscal quarter in which the Non-Employee Director began providing the service, and regular (full) quarterly payments thereafter. If a Non-Employee Director’s service as a member of the Board, Chair of the Board (or Lead Independent Director), or chair of a committee of the Board ends on a date other than the last day of a fiscal quarter, the applicable annual retainer(s) set forth below will be pro-rated based on days served in the applicable fiscal year (based on a 365-day year), with the pro-rated amount paid for the fiscal quarter in which the Non-Employee Director’s service ended.

(i)Annual Board Service Retainer:  $35,000

(ii)Annual Board Chair Service Retainer:  $25,000 (payable in addition to the Annual Board Service Retainer).  If the Chair of the Board is not a Non-Employee Director, the Annual Board Chair Service Retainer shall be paid to the Non-Employee Director appointed to serve as Lead Independent Director.

(iii)Annual Committee Chair Service Retainer:

(A)Chair of the Audit Committee:  $15,000

(B)Chair of the Compensation Committee:  $10,000

(C)Chair of the Nominating and Governance Committee:  $10,000

(iv)Annual Committee Service Retainer (payable only to non-chair members of the committee):

(A)Member of the Audit Committee:  $7,500

(B)Member of the Compensation Committee:  $5,000

(C)Member of the Nominating and Governance Committee:  $5,000

(b)Meeting Stipend for Other Committee Service.  Each Non-Employee Director appointed to serve on an ad hoc or special committee of the Board shall be eligible to receive a $1,000 stipend for each committee meeting attended (whether in person or by telephone, videoconference or other communication technology that allows remote participants to hear and be heard during the meeting), payable quarterly and in arrears after the end of each fiscal quarter.  For clarity, the meeting stipend is not applicable to meetings of the Board’s Audit Committee, Compensation Committee or Nominating and Governance Committee.

2.Equity Compensation.

(a)Definitions.  For purposes of this Section 2, the following terms shall have the following meanings:

(i)“Current Allocation” shall mean the product of (A) 0.0396%, multiplied by (B) the number of shares of common stock issued and outstanding as of the applicable date.  For clarity, (X) the applicable date for each newly elected/appointed director shall be the Appointment Date and (Y) the applicable date for each Annual Option shall be the date of the applicable annual meeting of stockholders.

(ii)“Make-Up Amount” shall mean the difference between (A) the Current Allocation as of the date of the current-year annual meeting of stockholders, minus (B) the Current Allocation applicable to the prior year’s annual meeting of stockholders (or, for Non-Employee Directors who were not Non-Employee Directors at the time of the prior year’s annual meeting of stockholders, the Current Allocation as of the date of such Non-Employee Director’s Appointment Date (as defined in Section 2(c))).

(b)Omnibus Incentive Plan.  Anything in this Director Compensation Policy to the contrary notwithstanding, the options described in this Director Compensation Policy shall be granted under and shall be subject to the terms and provisions of the Company’s 2014 Omnibus Incentive Plan, as amended and/or restated from time to time (the “Incentive Plan”), and shall be granted subject to the execution and delivery of option agreements, including attached exhibits, if any, in substantially the same forms previously approved by the Board or a committee of the Board, setting forth the vesting schedule applicable to such options and such other terms as may be required by the Incentive Plan.  In addition, the approval and granting of the options described below shall be subject to and contingent upon the Company’s compliance with, or the waiver thereof, of any contractual obligations applicable to the Company’s approval or granting of such options (all as determined by the Company in its sole and absolute discretion).

(c)New Non-Employee Directors.  Each newly elected or appointed Non-Employee Director or member of the Board who becomes a Non-Employee Director(each, a “New Non-Employee Director”) shall be eligible to receive, in connection with such New Non-Employee Director’s election or appointment to the Board or change in status (the “Appointment Date”), the following:

(i)a non-qualified stock option (each, an “Inducement Option”) to purchase such number of shares of common stock as is equal to the Current Allocation (subject to adjustment as provided in the Incentive Plan); and

(ii)provided the New Non-Employee Director was not initially elected at an annual meeting of stockholders and such New Non-Employee Director’s Appointment Date is more than 30 days before the date of the next annual meeting of stockholders, a non-qualified stock option (each, a “Pro-Rated Annual Option”) to purchase that number of shares of common stock as is equal to (A) x (B), where:

(A) =	the quotient of (I) the Current Allocation, divided by (II) 12; subject to adjustment as provided in the Incentive Plan; and
(B) =

The number of full 30-day periods between such New Non-Employee Director’s Appointment Date and the date of the next annual meeting of stockholders (or, if, on the Appointment Date, the date of the next annual meeting of stockholders has not been set by the Board, the one-year anniversary of the prior year’s annual meeting of stockholders) (such number of 30-day periods, the “Number of Months Until Meeting”).

(d)Annual Options.  In connection with each annual meeting of stockholders, each Non-Employee Director shall be eligible to receive a non-qualified stock option (each, an “Annual Option”) to purchase such number of shares of common stock as is equal to the Current Allocation (subject to adjustment as provided in the Incentive Plan), plus, if applicable, the Make-Up Amount.

The “Make-Up Amount” shall be included in the Annual Option for a Non-Employee Director only if: (i) the Make-Up Amount with respect to such Non-Employee Director exceeds 20% of the Current Allocation as of the date of the current-year annual meeting of stockholders; (ii) the Company’s market capitalization (shares outstanding multiplied by stock price) has not exceeded $100 million for a sustained period (e.g., 20 trading days), as determined unanimously by the Board; and (iii) the Board unanimously determines to include the Make-Up Amount in such Annual Option.

(e)Termination of Employment of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are otherwise eligible, be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, an Inducement Option, a Pro-Rated Annual Option and an Annual Option, all as described in this Section 2.

(f)Terms of Options Granted to Non-Employee Directors.

(i)Exercise Price.  The per share exercise price of each option granted to a Non-Employee Director shall equal 100% of the Fair Market Value (as defined in the Incentive Plan) of a share of common stock on the date the option is granted.

(ii)Vesting.

(A)Each Inducement Option granted to a New Non-Employee Director shall become vested and exercisable in 36 substantially equal monthly installments of approximately 1/36th of the shares subject to such option on each monthly anniversary of the Appointment Date of such New Non-Employee Director, subject to such director’s continuing Services (as defined in the Incentive Plan) through such dates.

(B)Each Pro-Rated Annual Option granted to a New Non-Employee Director shall become vested and exercisable in such number of substantially equal monthly installments (which number shall be equal to the Number of Months Until Meeting) of such fraction of the shares subject to such option (which fraction shall be equal to 1/the Number of Months Until Meeting) on each monthly anniversary of the Appointment Date of such New Non-Employee Director, subject to such director’s continuing Services (as defined in the Incentive Plan) through such dates.

(C)Each Annual Option granted to a Non-Employee Director shall become vested and exercisable in 12 substantially equal monthly installments of approximately 1/12th of the shares subject to such option on each monthly anniversary of the date of the applicable annual meeting of stockholders, subject to such director’s continuing Services (as defined in the Incentive Plan) through such dates.

(iii)Term.  The term of each option granted to a Non-Employee Director shall be the shorter or (A) ten years from the date the option is granted (subject to a 30-day extension in accordance with the terms of the Incentive Plan in the event the exercise of the option is prohibited by applicable law or the Non-Employee Director cannot purchase or sell shares of the Company’s common stock due to a “black-out period” under the Company’s insider trading policy) and (B) three years from the date such Non-Employee Director ceases to provide Services (as defined in the Incentive Plan) for any reason other than such Non-Employee Director’s death or disability.

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